Exhibit 5.1

                    [Letterhead of Kutchin & Rufo, P.C.]

June 9, 2004

Parlex Corporation
One Parlex Place
Methuen, MA 01844

      Re: Registration Statement on Form S-3 of Parlex Corporation

Ladies and Gentlemen:

      We have acted as counsel to Parlex Corporation, a Massachusetts corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 to be filed on June 9, 2004 (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) 406,250 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), issuable upon conversion of the Company's Series A Convertible Preferred Stock (including the Series A Convertible Preferred Stock described in clause (v) below, the "Preferred Stock"), (ii) 203,125 shares of Common Stock, issuable upon exercise of the Company's warrants to purchase shares of Common Stock that were issued to the purchasers of the Preferred Stock (including the warrants described in clause (v) below, the "Warrants"),
(iii) 31,500 shares of Common Stock, issuable upon exercise of the Company's warrants to purchase shares of Common Stock that were issued to a placement agent and its affiliates (the "Placement Agent Warrants"), (iv) 200,000 shares of Common Stock that may be issued in lieu of cash dividends on the Preferred Stock, and (v) 121,875 shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants upon the exercise of the Preferred Stock investors of their option to purchase an additional 20% of their initial investment in the units, in each case (excepting the Placement Agent Warrants) as contemplated by the Stock and Warrant Purchase Agreements, dated as of May 7, 2004 and June 8, 2004 (the "Purchase Agreements"), by and among the Company and the Preferred Stock investors.

      This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

      In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the closing documents delivered in connection with the sale of the Preferred Stock, including without limitation a specimen certificate representing the Preferred Stock and the Warrants; (iv) the Placement Agent Warrants; (v) the Restated Articles of Organization of the Company, as amended; (vi) the Bylaws of the Company, as currently in effect; and (vii) certain resolutions of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon


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statements and representations of officers and other representatives of the
Company and others and of public officials.

      This opinion is limited to the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America and we do not express any opinion as to the laws of any other state or jurisdiction.

      Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares issuable upon conversion of the Preferred Stock and/or exercise of the Warrants and Placement Agent Warrants have been duly authorized by all necessary corporate action and, when issued and delivered upon conversion of the Preferred Stock or exercise of the Warrants or Placement Agent Warrants, as may be applicable, in accordance with the terms thereof, shall be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                                       Very truly yours,


                                       /s/ Kutchin & Rufo, P.C.


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